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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Avatex Corporation on Form S-4 of our report dated August 14, 1998 (September 10, 1998 as to Notes 3 and 8) on the Phar-Mor, Inc. consolidated financial statements and related consolidated financial statement schedule, appearing in Annex F to the Prospectus, which is part of this Registration Statement. Our report expresses an unqualified opinion on the consolidated balance sheets of Phar-Mor, Inc. and subsidiaries as of June 27, 1998, and June 28, 1997 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the fifty-two weeks ended June 27, 1998, the fifty-two weeks ended June 28, 1997 and the forty-three weeks ended June 29, 1996. Our report expresses a qualified opinion on the consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows of Phar-Mor, Inc. and subsidiaries for the nine weeks ended September 2, 1995 as reliable accounting records and sufficient evidential matter to support the acquisition cost of property and equipment were not available. Also, our report includes an explanatory paragraph relating to the comparability of financial information prior to September 2, 1995 as a result of Phar-Mor's emergence from bankruptcy and the creation of a new entity.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
August 9, 1999